Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Addus HomeCare Corporation

Downers Grove, Illinois

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-192163) and Form S8 (No. 333-190433 and 333-164413) of Addus HomeCare Corporation of our reports dated March 11, 2016, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Addus HomeCare Corporation’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

/s/ BDO USA, LLP

Chicago, Illinois

March 11, 2016